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                                                                   EXHIBIT 99.1




         FOR RELEASE - APRIL 15, 2002

         CORNING CONTACTS:
         MEDIA RELATIONS                                  INVESTOR RELATIONS
         Daniel F. Collins                                Katherine M. Dietz
         (607) 974-4197                                   (607) 974-8217
         COLLINSDF@CORNING.COM                            DIETZKM@CORNING.COM

        CORNING EXPECTS FIRST-QUARTER RESULTS TO BE BETTER THAN CONSENSUS

                       COMPANY PLANS FURTHER COST CUTTING

         CORNING, N.Y. - Corning Incorporated (NYSE:GLW) today announced that for the first quarter ending March 31, 2002, it expects to report a net loss of approximately $0.10 per share, compared to the current consensus of analysts' estimates of a loss of $0.17 per share, as compiled by Thomson/First Call. The company also said it expects sales for the first quarter to be about $900 million. Corning will release its first quarter results on Monday, April 22, 2002 after the close of trading on the New York Stock Exchange.

         "We are pleased that the cost control measures put into place last year have improved our operating results," James B. Flaws, Corning's chief financial officer, said. "Although sales were slightly below our guidance for the quarter, we are encouraged that the sequential rate of decline for the quarter slowed substantially versus the declines experienced in the second half of 2001. Although our telecommunications results remain weak, we are seeing improved results in a number of our information display and advanced materials businesses. Our liquidity remains excellent with over $1.8 billion in cash and short-term investments at the end of the first quarter."

         OUTLOOK
         "As the year began, we felt we were approaching bottom in the telecommunications sector. Our first quarter performance suggests that has happened. Although our sales are close to our expectations, we are continuing to see lowered capital spending announcements by telecommunications carriers.

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         CORNING EXPECTS FIRST-QUARTER RESULTS TO BE BETTER THAN CONSENSUS
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         "We stated on February 8th at our analyst conference that we were prepared to take additional actions to further reduce costs. As a result of the carriers' announcements, we believe we must move ahead with additional actions now. The restructuring actions we must take will be difficult. They will hurt our people and they will hurt our communities, but they are necessary to protect the future of our company and return us to profitability in 2003," Flaws said.

         FURTHER COST CUTTING ACTIONS
         The company announced that it expects it will take total restructuring and impairment charges in the range of $600 million pretax spread over the second and third quarters of 2002. Flaws said, "Over the past several years, we built an infrastructure for a telecommunications driven company anticipating significant growth in sales. While we have already reduced our operating costs significantly, we must continue to bring our costs and operations more in line with our near-term market outlook and the reality of being a smaller company."

         Corning will communicate its plans in more specific detail through a series of announcements as final decisions are reached over the next few months. The company anticipates its actions will result in workforce reductions across all operating functions and corporate staffs; consolidation of organizational structures; plant closures; elimination of some research and development facilities; technical spending cuts; and centralization of administrative functions into shared services. Corning also said it would consider divesting several small businesses, investments or equity companies as part of its restructuring.

         Wendell P. Weeks, president of Corning Optical Communications, said, "Although Corning has lost revenue during this market recession, we have not lost market share. We remain convinced that we have positioned Corning in the right industries and for long-term growth. The telecommunications revolution is as real as the industrial revolution. Bandwidth demand is growing, it never stopped growing. When this industry re-emerges, Corning will be the leader of a select group of companies positioned to take advantage of the growth."

         ABOUT CORNING INCORPORATED
         Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television, information technology and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning revenues for 2001 were $6.3 billion.

                                       ###


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         CORNING EXPECTS FIRST-QUARTER RESULTS TO BE BETTER THAN CONSENSUS
         Page Three


         NOTE TO EDITORS:
         In a separate announcement today, Corning said its President and Chief Executive Officer, John W. Loose, has announced plans to retire from the company on April 25, after 38 years of service. The company's Board of Directors has chosen James R. Houghton to assume the full-time CEO role, in addition to his current position as chairman of the board of directors. Corning also said that Wendell P. Weeks, president of Corning Optical Communications, would be nominated to become president and chief operating officer for the entire company, and James. B. Flaws, executive vice president and chief financial officer, would be nominated to become vice chairman of the board of directors, both subject to board approval at a future date.

         FORWARD-LOOKING AND CAUTIONARY STATEMENTS
         This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.